Exhibit 21.1

Subsidiaries of X-Energy, Inc.

Name*	State or Other Jurisdiction of Incorporation or Organization

X-Energy Reactor Company, LLC	Delaware

* This list omits subsidiaries that would not constitute a “significant subsidiary” pursuant to Rule 102(w) of Regulation S-X.